EXHIBIT 99.1

CMGI REPORTS THIRD QUARTER 2003 FINANCIAL RESULTS

Exits Quarter with Consolidated Cash, Cash Equivalents and Marketable Securities

In Excess of $250 Million

ANDOVER, Mass., June 12, 2003 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its third fiscal quarter ended April 30, 2003.

CMGI reported net revenue from continuing operations of $106.1 million for the third fiscal quarter ended April 30, 2003. This compares to net revenue of $119.8 million for the quarter ended January 31, 2003, a decrease of $13.7 million from continuing operations. This decrease was primarily the result of lower net revenue at the Company’s SL Supply Chain subsidiary, which saw demand from certain of its major original equipment manufacturer (OEM) customers soften during the quarter, mainly in Europe.

CMGI reported a total operating loss from continuing operations of $27.5 million for the quarter ended April 30, 2003, compared to a total operating loss of $15.0 million for the quarter ended January 31, 2003. Included in the third quarter operating loss from continuing operations were charges related to amortization of intangible assets and stock-based compensation (“amortization charges”) and depreciation totaling $2.9 million, and long-lived asset impairment and net restructuring charges of $20.3 million. Included in the second quarter operating loss from continuing operations were charges related to amortization and depreciation totaling $2.2 million, and long-lived asset impairment and net restructuring charges of $9.0 million.

CMGI reported net income of $76.9 million or earnings per share of $0.20 for the third quarter of fiscal 2003, compared to a net loss of $183.3 million or ($0.47) loss per share for the second quarter ended January 31, 2003. Net income in the third quarter of fiscal 2003 included income from discontinued operations of $117.8 million or $0.30 earnings per share. The income from discontinued operations during the third quarter of fiscal 2003 included a gain by AltaVista of approximately $97.6 million on the sale of its assets and business operations, a gain of approximately $1.6 million on the sale of Yesmail, the write-off of approximately $35.6 million of minority interest in ProvisionSoft and approximately $2.8 million of loss adjustments related to the Company’s January 31, 2003 “held for sale” loss estimates for Tallan and uBid. Net loss in the second quarter of fiscal 2003 included a loss from discontinued operations of $165.8 million or ($0.42) loss per share. The loss from discontinued operations during the second quarter of fiscal 2003 included long-lived asset impairment charges of approximately $136.1 million related to Yesmail, Tallan and uBid, which were classified as “held for sale” and reported within discontinued operations in the second quarter.

Excluding the effects of charges related to in-process research and development, depreciation, amortization, long-lived asset impairment and restructuring, CMGI reported a non-GAAP operating loss1 from continuing operations of $4.3 million for the quarter ended April 30, 2003 versus a non-GAAP operating loss1 from continuing operations of $3.7 million in the previous quarter ended January 31, 2003. The increase in non-GAAP operating loss1 from continuing operations in the third quarter was primarily the result of lower sales levels in the third quarter as compared to the second quarter.

The Company believes that its non-GAAP measure of operating income/(loss) from continuing operations (“non-GAAP operating income/(loss) 1”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of one-time gains/(losses), non-cash charges, and restructuring activities. Historically, the Company has recorded significant one-time gains/(losses), and impairment and restructuring charges and therefore management uses non-GAAP operating income/(loss)1 to assist in evaluating the Company’s operating performance. These non-GAAP results should be evaluated in light of the Company’s financial results prepared in accordance with United States generally accepted accounting principles (“GAAP”). A table reconciling the Company’s non-GAAP operating loss to its GAAP net income/(loss) is included in the condensed consolidated financial statements in this release.

As of April 30, 2003, CMGI had consolidated cash, cash equivalents and marketable securities of $250.9 million, versus consolidated cash, cash equivalents and marketable securities of $164.8 million for the prior quarter. Cash, cash equivalents and marketable securities increased primarily due to proceeds, net of transaction costs and the escrow portion, of approximately $91.2 million received by AltaVista in connection with the sale of its assets and business.

George McMillan, President and Chief Executive Officer of CMGI, Inc., said: “We are reasonably satisfied with the quarter’s results, because despite the difficult global economic environment – and continued softness in the manufacturing and technology markets we serve – our eBusiness and Fulfillment segment, consisting of SalesLink and SL Supply Chain, remained profitable on a non-GAAP operating basis. In addition, we are pleased with our very solid consolidated cash, cash equivalents and marketable securities positions which underscore that CMGI’s business is buttressed by a strong capital position. This position will serve us well as we focus on operating our businesses and seeking out opportunities to increase stockholder value.”

Basis of Presentation

The Company’s results of continuing operations discussed herein exclude the results of operations of the company’s former operating companies AltaVista and uBid, each of which sold their assets, Yesmail and Tallan, each of which were divested, and ProvisionSoft, which ceased operations, during the third quarter of fiscal 2003. The results of operations of each of these former operating companies have been reported as discontinued operations in accordance with generally accepted accounting principles.

As of April 30, 2003, the Company’s operating businesses included SalesLink Corporation and SL Supply Chain Services International Corp., which operate within the Company’s eBusiness and Fulfillment segment. The Company also continues to hold investments in various companies through its @Ventures venture capital entities.

Conference Call Scheduled for June 12

CMGI will hold a conference call to discuss its third quarter results at 5:00 p.m. EDT on June 12, 2003. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

About CMGI

CMGI, Inc. (Nasdaq: CMGI) provides technology and commerce solutions that help businesses market, sell and distribute their products and services. CMGI offers industry-leading global supply chain management and distribution and fulfillment services. For additional information, see www.cmgi.com.

1The non-GAAP operating results are not a recognized measure for financial statement presentation under the United States generally accepted accounting principles (U.S. GAAP). Non-U.S. GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. This non-GAAP measure is provided to assist readers in evaluating CMGI’s operating performance and each of the items listed (in-process research and development, depreciation, amortization of assets and stock-based compensation, long-lived asset impairment and restructuring) were excluded because they were considered to be of a non-operational nature. Readers are encouraged to consider this non-GAAP measure in conjunction with CMGI’s U.S. GAAP results. Previously, CMGI referred to this measure as “pro forma operating income/(loss).”

This release contains forward-looking statements which address a variety of subjects including, for example, the expected ability of CMGI to preserve and utilize its capital resources to grow its businesses. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to decrease its cash burn rate, improve its cash position, grow its businesses and revenues and reach profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its

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revenue from a small number of customers and the loss of any of those customers would significantly damage CMGI’s financial condition and results of operations; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Media	Investors-Financial
John Stevens Corporate Communications (978) 684-3655 jstevens@cmgi.com	Tom Oberdorf Chief Financial Officer ir@cmgi.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2003	January 31, 2003	April 30, 2002	April 30, 2003	April 30, 2002
Net revenue	$106,109	$119,774	$31,231	$339,105	$119,753

Operating expenses:
Cost of revenue	98,582	110,549	25,991	313,494	110,978
Research and development	—	22	518	354	4,269
Selling	1,066	2,193	1,712	5,346	8,609
General and administrative	13,557	12,895	14,122	48,573	50,713
Amortization of intangible assets and stock-based compensation	55	54	1,751	164	5,252
Impairment of long-lived assets	432	24	—	456	2,328
Restructuring	19,938	9,041	1,092	29,144	(6,770)

Total operating expenses	133,630	134,778	45,186	397,531	175,379

Operating loss	(27,521)	(15,004)	(13,955)	(58,426)	(55,626)
Other income (deductions):
Other gains (losses), net	(11,608)	23,468	(7,953)	(45,680)	(33,911)
Minority interest	99	86	—	250	—
Equity in losses of affiliates	(1,049)	(373)	(2,003)	(1,937)	(15,396)
Interest income	710	785	1,738	2,662	10,100
Interest benefit (expense), net	(432)	(25,725)	(1,703)	730	5,425

Total	(12,280)	(1,759)	(9,921)	(43,975)	(33,782)

Loss from continuing operations before income taxes and extraordinary item	(39,801)	(16,763)	(23,876)	(102,401)	(89,408)
Income tax expense (benefit)	1,073	738	(15,000)	2,667	(4,215)

Loss from continuing operations before extraordinary item	(40,874)	(17,501)	(8,876)	(105,068)	(85,193)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	117,806	(165,765)	(116,336)	(94,850)	(380,901)

Extraordinary gain on retirement of debt, net of income tax	—	—	—		131,281

Net income (loss)	76,932	(183,266)	(125,212)	(199,918)	(334,813)
Preferred stock accretion	—	—	—	—	(2,301)
Gain on repurchase of Series C Convertible Preferred Stock	—	—	—	—	63,505

Net income (loss) available to common stockholders	$76,932	$(183,266)	$(125,212)	$(199,918)	$(273,609)

Basic and diluted earnings (loss) per share available to common stockholders:
Net loss from continuing operations before extraordinary items	$(0.10)	$(0.05)	$(0.02)	$(0.27)	$(0.07)
Net earnings (loss) from discontinued operations	$0.30	$(0.42)	$(0.30)	$(0.24)	$(1.01)
Extraordinary gain on retirement of debt, net of income tax	$—	$—	$—	$—	$0.35

Net earnings (loss) available to common stockholders	$0.20	$(0.47)	$(0.32)	$(0.51)	$(0.73)

Shares used in computing basic earnings (loss) per share	393,542	393,064	392,025	393,106	375,603

Shares used in computing diluted earnings (loss) per share	393,542	393,064	392,025	393,106	375,603

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CMGI, Inc. and Subsidiaries

Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2003	January 31, 2003	April 30, 2002	April 30, 2003	April 30, 2002
Net revenue:
Enterprise Software and Services	$—	$—	$468	$227	$1,172
eBusiness and Fulfillment	105,974	119,501	30,414	338,334	106,092
Managed Application Services	135	273	138	544	5,953
Portals	—	—	211	—	6,536
Other	—	—	—	—	—

	$106,109	$119,774	$31,231	$339,105	$119,753

Operating income (loss):
Enterprise Software and Services	$—	$—	$(3,058)	$(966)	$(10,602)
eBusiness and Fulfillment	(15,028)	1,761	(667)	(12,985)	(1,617)
Managed Application Services	(149)	264	233	251	2,341
Portals	(450)	869	(95)	419	(6,391)
Other	(11,894)	(17,898)	(10,368)	(45,145)	(39,357)

	$(27,521)	$(15,004)	$(13,955)	$(58,426)	$(55,626)

Non-GAAP operating income (loss):
Enterprise Software and Services	$—	$—	$(1,850)	$(911)	$(6,979)
eBusiness and Fulfillment	1,767	3,149	1,161	6,657	3,492
Managed Application Services	136	288	33	560	(13,080)
Portals	(7)	963	353	956	60
Other	(6,157)	(8,143)	(8,316)	(28,154)	(26,778)

	$(4,261)	$(3,743)	$(8,619)	$(20,892)	$(43,285)

Note:    Non-GAAP operating loss represents total operating loss, excluding net charges related to in process research and development, depreciation, amortization of intangible assets and stock-based compensation, long-lived asset impairment and restructuring.

TABLE RECONCILING GAAP OPERATING LOSS TO NON-GAAP OPERATING LOSS
GAAP Operating Loss	$(27,521)	$(15,004)	$(13,955)	$(58,426)	$(55,626)
Adjustments:
Depreciation	2,835	2,142	2,493	7,770	11,531
Amortization of intangibles and stock-based compensation	55	54	1,751	164	5,252
Long-lived asset impairment	432	24	—	456	2,328
Restructuring	19,938	9,041	1,092	29,144	(6,770)

Non-GAAP Operating Loss	$(4,261)	$(3,743)	$(8,619)	$(20,892)	$(43,285)

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